Exhibit 99

Contact:
Susan M. Kenney	phone: 803.748.2374
Corporate Communication	fax: 803.748.8420
email: susan.kenney@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC., ANNOUNCES

ODD-LOT TENDER OFFER

Columbia, South Carolina, 14 April 2003 – The Seibels Bruce Group, Inc. (OTC Bulletin Board:  SBIG) today announced a stock tender program allowing shareholders owning fewer than 100 shares of Seibels Bruce stock to sell their shares to the Company.  The voluntary program gives eligible shareholders the opportunity to sell all of their shares back to the Company without incurring transaction fees.  The program will be in effect through June 23, 2003 for shareholders of record on March 10, 2003.  The price to be paid to shareholders is $2.50 per share.

“We feel this is beneficial to odd-lot shareholders because they will receive an attractive price relative to the current market price without paying selling costs.  It benefits the company and other shareholders by reducing costs associated with the distribution of information to shareholders,” said Seibels Bruce President Michael A. Culbertson, CPCU, AIC.

Seibels Bruce is making no recommendation to shareholders as to whether they should act upon this offer.  A letter explaining the details of the program will be mailed to all eligible shareholders.

The Seibels Bruce Group, Inc., headquartered in Columbia, South Carolina, is a holding company for four property and casualty insurance companies that offer commercial and nonstandard automobile insurance.  In addition, Seibels Bruce offers claim administration services to insurance companies and other businesses through Insurance Network Services, Inc.; flood zone determination and related services through America’s Flood Services, Inc.; and managing general agency services through Seibels, Bruce & Company.  Additional information about Seibels Bruce can be found online at http://www.seibels.com.